Exhibit 99.1

For Immediate Release

May 3, 2012

Microsoft Adds New Board Member

Stephen J. Luczo, Chairman, President and CEO of Seagate Technology to join board

REDMOND, Wash. — May 3, 2012 — Microsoft Corp. today announced that Stephen J. Luczo, chairman, president and CEO of Seagate Technology PLC, has been appointed to the company’s board of directors, bringing the board’s size to 11 members.

“Steve has deep technology and financial expertise, and we are delighted that he is joining Microsoft’s board of directors,” said Bill Gates, Microsoft chairman.

Luczo, 55, has been a director of Seagate since 2000, and has served as President and CEO of Seagate since January 2009.

He joined Seagate in 1993 as senior vice president of corporate development. In 1997, he was promoted to president and chief operating officer at Seagate Technology, Inc., and was promoted to CEO in 1998. He was appointed chairman of the board in 2002. He resigned his position as CEO in 2004, but retained his position as chairman of the board. From 2006 to 2009, he was a private investor. He rejoined Seagate as President and CEO in January 2009.

Prior to joining Seagate, Luczo was senior managing director of the global technology group of Bear, Stearns & Co., Inc., an investment banking firm.

“As the leader of a global company with more than 50,000 employees, with deep insights into storage, hardware, data management, and finance, Steve will bring a wealth of experience to our board,” said Steve Ballmer, Microsoft chief executive officer.

“I’m looking forward to joining the Microsoft board at such an important time for the company and for our entire industry,” said Luczo. “Unprecedented transformations in consumer and commercial architectures and applications are occurring based on cloud computing and mobility, and Microsoft is at the center of much of the core technology driving these trends.”

Luczo is active in philanthropic work, and is passionate about sports and the creative arts. He is a member of the World Wildlife Fund Board of Directors and the All-Stars Helping Kids Advisory Board.

Luczo received an MBA from Stanford University Graduate School of Business, and a BA in Economics and Psychology from Stanford.

In addition to Luczo, Microsoft’s board of directors consists of Bill Gates, Microsoft chairman; Steve Ballmer, Microsoft CEO; Dina Dublon, former chief financial officer of JPMorgan Chase; Raymond V. Gilmartin, former chairman, president and CEO of Merck & Co. Inc.; Reed Hastings, founder, chairman and CEO of Netflix Inc.; Dr. Maria M. Klawe, president, Harvey Mudd College; David F. Marquardt, general partner at August Capital; Charles H. Noski, vice chairman of Bank of America Corp.; Dr. Helmut G. W. Panke, former chairman of the board of management at BMW AG; and John W. Thompson, CEO of Virtual Instruments.

The board’s Governance and Nominating committee recruits on an ongoing basis to identify strong candidates who can contribute significant expertise.

Microsoft also announced the following changes to board committees: John Thompson has joined the Compensation committee, replacing Reed Hastings. Stephen Luczo has joined the Audit committee.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

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